SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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ICOS CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 16, 2006

Dear ICOS Shareholder:

I cordially invite you to ICOS Corporation’s Annual Meeting of Shareholders, to be held on Thursday, May 11, 2006, at 1:30 p.m., at ICOS Corporation, 22021 – 20th Avenue S.E., Bothell, Washington 98021.

This year you are asked to (1) elect three members to our Board of Directors, (2) ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2006, and (3) consider and act upon two shareholder proposals described in the enclosed Proxy Statement.

As ICOS’ Chairman, I urge you to elect the three nominated directors, ratify the appointment of KPMG LLP as ICOS’ independent registered public accounting firm for the year ending December 31, 2006, and vote “Against” the shareholder proposals described in the enclosed Proxy Statement. It is important that your shares be represented, whether or not you plan to attend the meeting. Therefore, please take a few minutes to vote now. To vote, please mark, sign and date the enclosed proxy card, and return it in the enclosed prepaid envelope as promptly as possible.

After the transaction of formal business at the meeting, management will respond to questions from shareholders. You can find other detailed information about ICOS, including our audited financial statements, in the enclosed Annual Report on Form 10-K for the year ended December 31, 2005.

On behalf of ICOS, thank you for your support.

Regards,

Paul N. Clark
Chairman of the Board of Directors, President and Chief Executive Officer

22021 – 20th Avenue S.E., Bothell, Washington 98021

Notice of 2006 Annual Meeting of Shareholders

TO THE SHAREHOLDERS:

The Annual Meeting of Shareholders of ICOS Corporation will be held at ICOS Corporation, 22021 – 20th Avenue S.E., Bothell, Washington 98021, on Thursday, May 11, 2006, at 1:30 p.m., for the following purposes:

1.	To elect three directors to serve until the third Annual Meeting of Shareholders following their election and until their successors are elected and qualified;

2.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2006;

3.	To consider and act upon a shareholder proposal regarding board declassification;

4.	To consider and act upon a shareholder proposal regarding engagement with certain shareholders; and

5.	To transact such other business as may properly come before the Annual Meeting.

Your Board of Directors recommends that you vote to elect the three nominated directors, ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2006, and vote “Against” the shareholder proposals outlined in the enclosed Proxy Statement.

Your attention is directed to the accompanying Proxy Statement for further information with respect to the matters to be acted upon at the Annual Meeting. To constitute a quorum for the conduct of business at the Annual Meeting, it is necessary that holders of a majority of all outstanding shares of ICOS’ Common Stock be present in person or represented by proxy. To ensure representation at the Annual Meeting, you are urged to mark, sign and date the enclosed proxy card and return it promptly in the enclosed prepaid envelope.

Only shareholders of record at the close of business on March 7, 2006 are entitled to notice of, and to vote at, the Annual Meeting and all adjournments and postponements thereof. Please also note that attendance at the annual meeting will be limited to shareholders as of the record date, or their authorized representatives, and guests of ICOS.

BY ORDER OF THE BOARD OF DIRECTORS

John B. Kliewer
Secretary

March 16, 2006

Bothell, Washington

YOUR VOTE IS IMPORTANT. ACCORDINGLY, YOU ARE URGED TO MARK, SIGN, DATE

AND RETURN THE ENCLOSED PROXY CARD, WHETHER OR NOT YOU PLAN TO

ATTEND THE ANNUAL MEETING.

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of ICOS Corporation, the principal address of which is 22021 – 20th Avenue S.E., Bothell, Washington 98021, of proxies in the accompanying form for use at the 2006 Annual Meeting of Shareholders, to be held on Thursday, May 11, 2006, at 1:30 p.m., at ICOS Corporation, 22021 – 20th Avenue S.E., Bothell, Washington 98021. The approximate date of mailing this Proxy Statement and the enclosed form of proxy is March 23, 2006.

Each share of ICOS Common Stock outstanding at the close of business on March 7, 2006 is entitled to one vote at the Annual Meeting. Proxies are solicited so that each shareholder may have an opportunity to vote on all matters that are scheduled to come before the Annual Meeting. When properly executed proxies are voted, the shares represented thereby will be voted in accordance with the shareholders’ directions. Shareholders are urged to specify their choices by marking the appropriate boxes on the enclosed proxy card, or, if no choice has been specified, the shares will be voted as recommended by ICOS’ Board of Directors.

Record Date

Only those shareholders who owned Common Stock at the close of business on March 7, 2006, the record date, can vote at the Annual Meeting. At that date, there were 65,250,901 issued and outstanding shares of Common Stock.

Voting and Quorum

Holders of Common Stock are entitled to vote at the Annual Meeting on the basis of one vote for each share of Common Stock held of record.

Under Washington law and ICOS’ amended and restated bylaws, the presence in person or by proxy of holders of record of a majority of the outstanding shares of Common Stock entitled to vote is required to constitute a quorum for the transaction of business at the Annual Meeting. If a quorum is present at the Annual Meeting: (a) the three nominees for election as directors who receive the greatest number of votes cast in the election of directors will be elected, (b) Proposal 2 described herein relating to ratification of our independent registered public accounting firm will be approved if the votes cast in favor of ratification by shares of Common Stock, present in person or represented by proxy and entitled to vote at the Annual Meeting and on the subject matter, exceed the votes cast against such proposal, and (c) if the votes cast in favor of either of the shareholder proposals described herein (Proposal 3 and Proposal 4) by shares of Common Stock, present in person or represented by proxy and entitled to vote on the subject matter, exceed the votes cast against that proposal, the proposal will be approved. Means have been provided whereby a shareholder may withhold the vote for any director and may vote against, or refrain from voting on, any matter other than the election of directors.

Abstentions (or withheld votes in the case of directors) and shares for which brokers do not have discretionary authority to vote on certain matters in the absence of directions from the beneficial owners, or broker nonvotes, will be counted as shares that are present and entitled to vote for the purpose of determining the presence of a quorum. Withheld votes do not affect the election of directors. In the case of the other proposals, abstentions will have no effect because they are not treated as votes cast. Because fiduciaries will have discretionary voting authority with respect to the election of directors and ratification of the appointment of the independent public accounting firm, there will be no broker nonvotes with respect to those matters. Broker nonvotes may occur with respect to either shareholder proposal, Proposal 3 or Proposal 4, but they will not affect the outcome because they are not treated as votes cast.

The enclosed proxy card also confers discretionary authority to vote the shares authorized to be voted thereby on any matter that was not known on the date of mailing this Proxy Statement, but that may properly be presented for action at the Annual Meeting. Shares of Common Stock represented by properly executed proxy cards for which no voting instruction is given will be voted “For” the election of the nominees for director, “For” Proposal 2 relating to ratification of the independent registered public accounting firm and “Against” the shareholder proposals listed as Proposals 3 and 4.

Revocability of Proxies

Any shareholder returning a proxy has the power to revoke it at any time before shares represented thereby are voted at the Annual Meeting. Any shares represented by an unrevoked proxy will be voted according to that proxy unless the shareholder attends the Annual Meeting and votes in person. A shareholder’s right to revoke a proxy is not limited by or subject to compliance with a specified formal procedure, but written notice of such revocation should be given to ICOS’ Secretary at or before the Annual Meeting.

Solicitation of Proxies

The expense of printing and mailing proxy material will be borne by ICOS. In addition to the solicitation of proxies by mail, solicitation may be made by certain directors, officers and other employees of ICOS in person or by telephone, facsimile transmission, telegraph, telex or electronic mail. No compensation will be paid for such solicitation.

Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation materials to certain beneficial owners of Common Stock. ICOS will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership, as of February 10, 2006, of Common Stock by: (i) each person known by ICOS to beneficially own more than 5% of the outstanding Common Stock; (ii) each director and nominee for director; (iii) each of the Named Executive Officers included in the Summary Compensation Table; and (iv) all directors and executive officers as a group.

Name of Beneficial Owner	Shares Beneficially Owned (1) (2)	Percentage of Common Stock
Wellington Management Company, LLP (3) 75 State Street Boston, MA 02109	8,897,162	13.6%
PRIMECAP Management Company (4) 225 South Lake Avenue #400 Pasadena, CA 91101	6,949,116	10.7%
William H. Gates III c/o Michael Larson 2365 Carillon Point Kirkland, WA 98033	5,420,678	8.3%
OrbiMed Advisors LLC (5) 767 Third Avenue, 30th Floor New York, NY 10017	3,462,006	5.3%
Teresa Beck	18,540	*
Vaughn D. Bryson	20,000	*
Paul N. Clark (6)	2,927,075	4.5%
James L. Ferguson	132,298	*
Robert J. Herbold	0	—
David V. Milligan (7)	77,646	*
Robert W. Pangia	115,763	*
Jack W. Schuler	45,000	*
Gary L. Wilcox (8)	713,492	1.1%
David A. Goodkin (9)	289,490	*
Michael A. Stein	419,742	*
Thomas P. St. John	436,562	*
All directors and executive officers as a group (16 persons)	6,213,318	9.5%

*	Less than 1%.

(1)	Unless otherwise indicated, the persons named have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws. Amounts shown include shares owned and stock options that may be exercised within 60 days of February 10, 2006, which are deemed outstanding for purposes of computing the percentage ownership of the person holding the option, but are not deemed outstanding for purposes of computing the percentage ownership of any other person.

(2)	Includes options that may be exercised for Common Stock within 60 days of February 10, 2006, for each individual as follows: William H. Gates III, 61,177; Teresa Beck, 15,000 shares; Vaughn D. Bryson, 15,000 shares; Paul N. Clark, 2,723,350 shares; James L. Ferguson, 115,763 shares; David V. Milligan, 77,646 shares; Robert W. Pangia, 115,763 shares; Jack W. Schuler, 15,000 shares; Gary L. Wilcox, 450,670 shares; Michael A. Stein, 341,142 shares; David A. Goodkin, 198,390 shares; Thomas P. St. John, 319,878 shares; and all directors and executive officers as a group, 5,174,812 shares.

(3)	The information provided relating to Wellington Management Company, LLP is based exclusively on a Schedule 13G filed with the Securities and Exchange Commission, or SEC, on February 14, 2006. This

filing reported that, of the 8,897,162 shares of Common Stock beneficially owned by Wellington Management Company, LLP, Wellington Management Company, LLP has shared voting power over 6,311,689 shares and shared dispositive power over all 8,897,162 shares.

(4)	The information provided relating to PRIMECAP Management Company is based exclusively on a Schedule 13G filed with the SEC on February 14, 2006. This filing reported that, of the 6,949,116 shares of Common Stock beneficially owned by PRIMECAP Management Company, PRIMECAP Management Company has sole voting power over 3,202,016 shares and sole dispositive power over all 6,949,116 shares.

(5)	The information provided relating to OrbiMed Advisors LLC is based exclusively on a Schedule 13G filed with the SEC on February 2, 2006. This filing reported that, of the 3,462,006 shares of Common Stock beneficially owned by OrbiMed Advisors LLC, OrbiMed Advisors LLC has shared voting power over all 3,462,006 shares and shared dispositive power over all 3,462,006 shares.

(6)	Includes 116,032 shares, in the form of options, held by the Clark Family Limited Partnership, of which Paul N. Clark is partner.

(7)	Includes 20,339 shares held by the David V. Milligan Trust, of which David V. Milligan is trustee.

(8)	Includes 180,822 shares held by the Gary and Susan Wilcox Living Trust, of which Gary L. Wilcox is a trustee.

(9)	Includes 1,000 shares held by the Goodkin-Wetmore Trust 1996, of which David A. Goodkin is a trustee.

PROPOSAL 1: ELECTION OF DIRECTORS

The Board of Directors consists of nine members. The Board of Directors is divided into three classes, with one class of directors elected to a three-year term at each Annual Meeting of Shareholders. Six of the directors are serving terms that continue beyond the Annual Meeting. Of the continuing directors, three are Class 2 directors and are serving terms that will not expire until the 2007 Annual Meeting of Shareholders and three are Class 3 directors and are serving terms that will not expire until the 2008 Annual Meeting of Shareholders. At the 2006 Annual Meeting, three directors will be elected, each of whom will hold office for a term of three years and until his or her successor is elected and qualified.

The Board of Directors has unanimously nominated James L. Ferguson, Robert J. Herbold and David V. Milligan, Ph.D. for election at the Annual Meeting. Unless otherwise instructed, it is the intention of the persons named as proxies on the enclosed proxy card to vote shares represented by properly executed proxies for the three nominees to the Board of Directors named above. If any nominee shall not be a candidate for election as a director at the Annual Meeting, it is intended that votes will be cast pursuant to the enclosed proxy for such substitute nominee as may be nominated by the Board of Directors. No circumstances are presently known that would render any nominee named herein unavailable to serve. To fill the vacancy created by the increase in the size of the Board of Directors, in March 2005, the Board appointed Robert J. Herbold as a Class 1 director.

Nominees for Election as Class 1 Directors

The following are the nominees to serve as Class 1 directors until the 2009 Annual Meeting of Shareholders and until their respective successors are elected and qualified:

James L. Ferguson (age 80) has been a director since January 1990. From 1973 to 1989, he served in various capacities at General Foods Corporation, a food manufacturing company, including Chief Executive Officer and President. Mr. Ferguson is a member of The Business Council and the Council on Foreign Relations, a Trustee of the Aspen Institute and a Life Trustee of Hamilton College.

Robert J. (Bob) Herbold (age 63) has been a director since March 2005. From 1994 to 2001, he held the position of Executive Vice President and Chief Operating Officer of Microsoft Corporation. Prior to joining

Microsoft in 1994, he was Senior Vice President, Advertising and Information Services at the Procter & Gamble Company. Currently, Mr. Herbold is the Managing Director of Herbold Group, LLC, a consulting firm focused on profitability. Mr. Herbold currently serves on the board of directors of Weyerhaeuser Corporation, Agilent Technologies, First Mutual Bank, and Cintas Corporation. In addition, he is a member of the President’s Council of Advisors on Science and Technology.

David V. Milligan, Ph.D. (age 65) has been a director since October 1995. From May 1998 to the present, he has served as a Vice President of Bay City Capital, a San Francisco-based merchant bank. From 1979 to 1996, he served in various capacities at Abbott Laboratories, retiring as Senior Vice President and Chief Scientific Officer after previously heading both the diagnostics and the pharmaceutical research and development sectors. Dr. Milligan is currently Vice Chairman of the board of directors of Caliper Life Sciences, Inc., Chairman of the Board of Galileo Laboratories, Inc., as well as a director of Pathway Diagnostics and Reliant Pharmaceuticals.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR

THE ELECTION OF THE ABOVE-NAMED NOMINEES

TO THE BOARD OF DIRECTORS.

Continuing Class 2 Directors (until 2007)

The three Class 2 directors, Paul N. Clark, Vaughn D. Bryson and Robert W. Pangia, are currently serving terms that expire at the 2007 Annual Meeting of Shareholders and until their respective successors are elected and qualified.

Paul N. Clark (age 59) has been a director, Chief Executive Officer and President since June 1999, and the Chairman of the Board of Directors since February 2000. From 1984 to December 1998, Mr. Clark worked in various capacities for Abbott Laboratories, a health care products manufacturer, retiring from Abbott Laboratories as Executive Vice President and board member after serving previously as Vice President from 1984 to 1990 and Senior Vice President from 1990 to 1998. His previous experience included senior positions with Marion Laboratories, a pharmaceutical company, and Sandoz Pharmaceuticals (now Novartis Corporation), a pharmaceutical company. Mr. Clark received his M.B.A. from Dartmouth College, Amos Tuck School, and his B.S. in finance from the University of Alabama.

Vaughn D. Bryson (age 67) has been a director since March 2004. He is President of Clinical Products, Inc., a medical foods company. Mr. Bryson was a 32-year employee of Eli Lilly and Company, a pharmaceutical company, where he served as President and Chief Executive Officer from 1991 until 1993. He was Executive Vice President from 1986 until 1991 and served as a member of the board of directors of Lilly from 1984 until his retirement in 1993. From 1994 to 1996, Mr. Bryson was Vice Chairman of Vector Securities International, Inc., an investment banking firm. He is currently a director of Amylin Pharmaceuticals, Inc., AtheroGenics, Inc. and Chiron Corporation.

Robert W. Pangia (age 54) has been a director since April 1990. Mr. Pangia is currently a partner in Ivy Capital Partners, a private equity fund specializing in healthcare investments. From 1987 to 1997, Mr. Pangia served in various positions at PaineWebber Incorporated, an investment banking and securities brokerage firm, including Director of Investment Banking from 1989-1997 and Executive Vice President from 1990-1997. From 1986 to 1987, he was a Managing Director with Drexel Burnham Lambert, an investment banking firm. From 1977 to 1986, Mr. Pangia worked in various positions in the Corporate Financing Department at Kidder Peabody & Co., an investment banking and securities brokerage firm, including serving as Director of the Technology Finance Group. He is currently a director for Biogen IDEC Pharmaceuticals, Inc. and McAfee, Inc.

Continuing Class 3 Directors (until 2008)

The three Class 3 directors, Teresa Beck, Jack W. Schuler and Gary L. Wilcox, Ph.D., are currently serving terms that expire at the 2008 Annual Meeting of Shareholders and until their respective successors are elected and qualified.

Teresa Beck (age 51) has been a director since March 2004. Ms. Beck served as President of American Stores Co. from 1998 to 1999 and as Chief Financial Officer from 1993 to 1998. Prior to joining American Stores Co. in 1982, Ms. Beck served as an audit manager for Ernst & Young LLP. Ms. Beck currently serves as a director of Albertson’s, Inc., Lexmark International, Inc., and Questar Corporation.

Jack W. Schuler (age 65) has been a director since January 2004. From 1972 to 1989, he served in various capacities at Abbott Laboratories, retiring as President and Chief Operating Officer, a position he held from 1987 to 1989. Mr. Schuler is a partner in Crabtree Partners, a Chicago-based venture capital firm. He currently serves as the Chairman of the Boards of Ventana Medical Systems, Inc. and Stericycle, Inc. and as a director of Medtronic, Inc.

Gary L. Wilcox, Ph.D. (age 59) has been Executive Vice President, Operations, and a director since 1993. From 1989 to 1993, Dr. Wilcox served as Vice Chairman, Executive Vice President and director of XOMA Corporation, a biotechnology company. From 1982 to December 1989, he was the President and Chief Executive Officer of International Genetic Engineering, Inc. (known as Ingene), a biotechnology company, which he co-founded. In 1989, Ingene was acquired by XOMA Corporation. Dr. Wilcox received his Ph.D. and M.A. in molecular biology and biochemistry and his B.A. in cellular and molecular biology from the University of California at Santa Barbara.

Director Nominations Process

The Board of Directors has adopted a Charter of the Nominating and Corporate Governance Committee that describes the process by which candidates for possible inclusion in our recommended slate of director nominees are selected. The Board of Directors may amend this charter at any time, in which case the most current version will be available on our website at http://www.icos.com. As noted earlier, one of our current directors, Mr. Herbold, was appointed by the Board of Directors to fill a newly created board seat and has not been elected by the shareholders. Mr. Herbold was recommended by one of our non-management directors.

Minimum Criteria for Board Members

The Board of Directors has approved qualifications recommended by the Nominating and Corporate Governance Committee for evaluating future director candidates. As a baseline measure, a qualified non-employee director would have sound business judgment, solid moral character, independence from management and meaningful and relevant experience. The relevant backgrounds that would most benefit the Board of Directors would include a proper balance over time of experience in the commercial, finance and research areas. This meaningful experience would involve working at the highest executive levels and, possibly, current public company board service. The Nominating and Corporate Governance Committee has determined that it is highly desirable that some directors have relevant pharmaceutical and/or biotechnology experience. In addition to these qualities, the Nominating and Corporate Governance Committee considers the diversity of the Board of Directors as a whole and views having directors of varying backgrounds and perspectives to be highly important.

The following factors are among those weighed by the Nominating and Corporate Governance Committee in assessing potential non-employee directors with the goal that new directors would enhance the effectiveness of the Board of Directors while minimizing the possibility of conflicts or other significant issues:

•	Family relationship with any employee or director;

•	Business relationships with ICOS;

•	Relationships with investment banks, accounting firms or law firms that provide or have recently provided services to ICOS;

•	Involvement in substantive legal, ethical or moral issues or controversies that could call into question personal or professional integrity;

•	Ability and intent to commit appropriate time and attention to board needs;

•	Personal or business factors that would be deleterious to board involvement and/or bring possible disrepute through association to ICOS and its board; and

•	Lack of current involvement in activities that are directly competitive with or adversarial to ICOS.

Process for Identifying Candidates

Our Nominating and Corporate Governance Committee has two primary methods for identifying candidates beyond those proposed by our shareholders. On a periodic basis, the Nominating and Corporate Governance Committee solicits ideas for possible candidates from a number of sources, including members of the Board of Directors, senior-level management, individuals personally known to the members of the Board and research, including publications, databases and Internet searches. In addition, the Nominating and Corporate Governance Committee may, from time to time, use its authority under its charter to retain a search firm to identify candidates.

Nomination Right of Shareholders

In accordance with our amended and restated bylaws and applicable law, recommendations for nominations for the election of directors for consideration by the Nominating and Corporate Governance Committee may be made by any shareholder of record entitled to vote for the election of directors at shareholder meetings held for such purpose. The requirements a shareholder must follow for recommending persons for consideration by the Nominating and Corporate Governance Committee for election as directors are set forth in our amended and restated bylaws and the section of this Proxy Statement entitled PROPOSALS OF SHAREHOLDERS FOR 2007 ANNUAL MEETING.

Subject to the superior rights, if any, of the holders of any class or series of stock having a preference over our Common Stock that we may issue in the future, if a shareholder complies with these procedures for recommending persons for consideration by the Nominating and Corporate Governance Committee for election as directors, the Nominating and Corporate Governance Committee will conduct the appropriate and necessary inquiries into the backgrounds, qualifications and skills of the shareholder-recommended candidates and, in the exercise of the Nominating and Corporate Governance Committee’s independent judgment in accordance with the policies and procedures adopted in the Nominating and Corporate Governance Committee charter, will determine whether to recommend the shareholder-recommended candidates to the Board of Directors for inclusion in the list of candidates for election as directors at the next shareholder meeting held for such purpose.

Evaluation of Candidates

The Nominating and Corporate Governance Committee will consider all candidates identified through the processes described above and will evaluate each of them, including incumbents, based on the same criteria. If, based on the Nominating and Corporate Governance Committee’s initial evaluation, a candidate continues to be of interest, the Nominating and Corporate Governance Committee will generally conduct interviews and arrange for appropriate background and reference checks.

Director Independence and Other Matters

The Board of Directors has determined each of the following directors is an “independent director” as such term is defined in Marketplace Rule 4200(a)(15) of the National Association of Securities Dealers, or NASD: Teresa Beck, Vaughn D. Bryson, James L. Ferguson, Robert J. Herbold, David V. Milligan, Ph.D., Robert W. Pangia and Jack W. Schuler.

The Board of Directors has also determined that each member of the three standing committees of the Board meets the independence requirements applicable to those committees prescribed by the NASD, the SEC, and the

Internal Revenue Service, or IRS. The Board of Directors has further determined that Teresa Beck and Robert W. Pangia, members of the Audit Committee of the Board of Directors, are both “audit committee financial experts,” as such term is defined in Item 401(h) of Regulation S-K promulgated by the SEC by virtue of the relevant experience listed in their biographical summaries provided above in the section entitled PROPOSAL 1: ELECTION OF DIRECTORS.

Dr. Milligan has been appointed the lead director of the Board and, in that role, chairs executive sessions of the independent directors.

The Board of Directors has established a policy regarding director education. Under this policy, the Chairman, in consultation with the lead director, is responsible for providing an orientation for new directors. The Chairman, through the scheduling of presentations at Board meetings and the provision of written materials, provides directors with information and continuing education on subjects that would assist them in discharging their duties, including regular presentations on our business, strategy, risks and opportunities, financial statements, and compliance and corporate governance activities. And, in fulfilling their responsibility to remain current on significant matters affecting ICOS, the directors independently evaluate the information provided by management and determine whether they desire additional information or continuing education from a third-party and directors may attend a reasonable (as determined by the lead director) amount of third-party continuing education programs at ICOS’ expense.

Information on Committees of the Board of Directors and Meetings

The Board of Directors met six times during the year ended December 31, 2005. All directors attended at least 75% of the meetings of the Board of Directors and of meetings held by all committees of the Board of Directors on which they served.

The Board of Directors has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each committee is governed by a written charter that may be amended by the Board of Directors at any time. The most current version of each committee’s charter is available on our website at http://www.icos.com.

The Audit Committee consists of three independent directors, Ms. Beck (Chairperson) and Messrs. Ferguson and Pangia. The Board of Directors has determined that Ms. Beck and Mr. Pangia are audit committee financial experts and each of the members of the Audit Committee is independent in accordance with applicable NASDAQ listing standards and SEC rules and regulations. Each member of the Audit Committee must meet certain independence and financial literacy requirements. The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities relating to the integrity of ICOS’ financial statements, ICOS’ compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, and the performance of our internal audit function and the independent registered public accounting firm. Among the responsibilities outlined in its charter, the Audit Committee appoints, compensates, retains and oversees the work of the independent registered public accounting firm employed by ICOS to conduct the annual audit examinations of ICOS’ financial statements and internal control over financial reporting. The members meet with representatives of the independent registered public accounting firm, internal auditors and management to review: the scope of proposed audits for the year; audit fees; and, at the conclusion of the audits, the audit reports. In addition, the Audit Committee reviews the financial statements, the related footnotes, management’s report on internal control over financial reporting and the independent registered public accounting firm’s reports thereon, and makes related recommendations to the Board of Directors as the Audit Committee deems appropriate. The Audit Committee met seven times during the year ended December 31, 2005.

The Compensation Committee consists of three independent directors, Messrs. Bryson (Chairman) and Ferguson and Dr. Milligan. The Compensation Committee is responsible for establishing compensation levels for ICOS’ executive officers, establishing and administering performance-based compensation plans, evaluating the performances of ICOS’ executive officers, considering management succession and related matters, and administering ICOS’ equity incentive plan. Under its charter, the Compensation Committee has the authority to retain independent compensation experts to assist the Committee with respect to establishing and implementing the compensation philosophy, assessing the reasonableness of executive compensation and benefits and with respect to making specific compensation decisions. The Committee appoints, compensates, retains and oversees the work of any such retained external compensation consultant(s) and such compensation consultants report directly and solely to the Committee. The Compensation Committee met five times during the year ended December 31, 2005.

The Nominating and Corporate Governance Committee consists of four independent directors, Dr. Milligan (Chairman) and Messrs. Herbold, Pangia and Schuler. The Nominating and Corporate Governance Committee makes recommendations to the Board of Directors concerning the criteria for membership on the Board of Directors and the qualifications of prospective candidates, including candidates identified by shareholders in accordance with our amended and restated bylaws, to fill vacancies on, or to be elected or reelected to, the Board of Directors. The Nominating and Corporate Governance Committee also takes a leadership role in shaping the corporate governance of ICOS. The Nominating and Corporate Governance Committee maintains a set of corporate governance principles and a code of conduct applicable to our directors, officers and employees and monitors modifications and waivers of the code of conduct. The Nominating and Corporate Governance Committee makes recommendations to the Board of Directors concerning the conduct of Board meetings, the reporting channels to the Board of Directors and the information it receives, and succession planning for senior management. Annually, the Nominating and Corporate Governance Committee oversees an evaluation of the performance of the Board and reviews the qualifications, requirements, membership, structure and performance of Board committees. The Nominating and Corporate Governance Committee met three times during the year ended December 31, 2005.

Compensation of Directors

ICOS has a policy of paying directors who are not employees of ICOS an annual fee of $45,000 for service on the Board of Directors, which is paid in quarterly installments. The Lead Non-Employee director receives an additional annual retainer of $15,000. The non-employee members, excluding the chairperson, of the following committees also receive the corresponding annual retainer fee, paid quarterly, in addition to any other compensation he or she may otherwise receive: Audit Committee, $19,000; Compensation Committee, $14,000; Nominating and Corporate Governance Committee, $7,000. The non-employee chairpersons of the following committees receive the corresponding annual retainer fee, paid quarterly, in addition to any other compensation he or she may otherwise receive: Audit Committee, $35,000; Compensation Committee, $25,500; Nominating and Corporate Governance Committee, $18,500.

Pursuant to ICOS’ amended and restated equity award program for non-employee directors, or the Director Program, upon initial election or appointment to the Board of Directors that occurs after December 13, 2005, each eligible director is entitled to receive an initial grant of nonqualified stock options for 30,000 shares of Common Stock. The program also provides that continuing eligible directors will receive annual grants of restricted stock and/or restricted stock units, and sets forth a process for determining the size of each annual restricted stock/restricted stock unit grant by comparison to peer company equity grant practices. However, if the date of a director’s initial option grant upon election or appointment to the Board of Directors falls within 150 days prior to an Annual Meeting of Shareholders, that director will not be eligible for an annual restricted stock/restricted stock unit grant until the second Annual Meeting of Shareholders following the director’s initial election or appointment. In January 2006, the Compensation Committee determined that the 2006 annual grant of restricted stock and/or restricted stock units for each continuing director under the Director Program will cover 7,000 common shares with such grants to be made as of the 2006 Annual Meeting of Shareholders.

Stock options and grants of restricted stock or restricted stock units that are granted under the Director Program vest and become exercisable in two equal amounts as of each of the first two anniversaries of the grant date. Vesting schedules, for both initial and annual grants, assume continued service on the Board of Directors during the vesting periods. Outstanding unvested grants issued under the Director Program will also fully vest upon a change in control.

Stock options granted under the Director Program have an exercise price equal to the closing market price of the Common Stock on the date of the grant. The options have a ten-year term but cannot be exercised later than two years after termination of service as a director.

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT

OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors unanimously recommends that you vote “FOR” ratification of its selection of KPMG LLP, independent registered public accounting firm, to audit and report on the financial statements of ICOS for the year ending December 31, 2006, and internal control over financial reporting as of December 31, 2006. KPMG audited the financial statements of ICOS for the year ended December 31, 2005 and internal control over financial reporting as of December 31, 2005. Representatives of KPMG will be present at the Annual Meeting, to make a statement if they desire to do so and respond to questions of shareholders. Ratification of the Board of Directors’ selection of KPMG as ICOS’ independent registered public accounting firm requires that the votes cast in favor of ratification by shares represented at the Annual Meeting exceed the votes cast against ratification. If shareholders fail to ratify the selection of KPMG, the Audit Committee and the Board of Directors will consider whether to retain KPMG, and may retain that firm or another firm without resubmitting the matter to shareholders.

The aggregate fees and expenses billed for professional services rendered by KPMG for the years ended December 31, 2005 and 2004, respectively, were as follows:

	2005	2004
Audit	$265,500	$273,500
Audit-related	15,250	28,780
Tax	3,500	3,700

Total	$284,250	$305,980

In 2005, audit-related fees were for the audit of our 401(k) plan. In 2004, audit-related fees were for the audit of our 401(k) plan and consultation concerning reporting and internal control standards. Tax fees, in 2005 and 2004, were for preparation of compliance filings for our 401(k) plan.

The Audit Committee has considered whether the services listed above are compatible with maintaining the registered public accounting firm’s independence. All services rendered by KPMG were approved by the Audit Committee in accordance with the SEC’s requirements regarding auditor independence.

Pre-Approval Policy.    The Audit Committee has established a policy requiring its pre-approval of all services provided by the independent registered public accounting firm. The policy is available at http://www.icos.com. The policy provides for the general pre-approval of specific types of services and gives detailed guidance to management as to the specific services that are eligible for general pre-approval. The policy requires specific pre-approval of all other permitted services. Consistent with the policy, the Audit Committee has delegated to its Chairperson the authority to pre-approve services, and the Chairperson must report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR

THE RATIFICATION OF THE APPOINTMENT OF THE

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PROPOSAL 3: SHAREHOLDER PROPOSAL

REGARDING BOARD DECLASSIFICATION

The Comptroller of the City of New York, on behalf of the Boards of Trustees of the New York City Employees’ Retirement System, the New York City Teachers’ Retirement System, and New York City Board of Education Retirement System, 1 Centre Street, New York, New York 10007-2341, beneficial owner as of November 14, 2005, of approximately 116,825 shares of our Common Stock, has notified ICOS that it intends to present the following resolution at the Annual Meeting.

Shareholder Proposal

BE IT RESOLVED, that the stockholders of ICOS Corporation request that the Board of Directors take the necessary steps to declassify the Board of Directors and establish annual elections of directors, whereby directors would be elected annually and not by classes. This policy would take effect immediately, and be applicable to the reelection of any incumbent director whose term, under the current classified system, subsequently expires.

Supporting Statement

We believe that the ability to elect directors is the single most important use of the shareholder franchise. Accordingly, directors should be accountable to shareholders on an annual basis. The election of directors by classes, for three-year terms, in our opinion, minimizes accountability and precludes the full exercise of the rights of shareholders to approve or disapprove annually the performance of a director or directors.

In addition, since only one-third of the Board of Directors is elected annually, we believe that classified boards could frustrate, to the detriment of long-term shareholder interest, the efforts of a bidder to acquire control or a challenger to engage successfully in a proxy contest.

We urge your support for the proposal to repeal the classified board and establish that all directors be elected annually.

ICOS Statement in Opposition to the Proposal Regarding Board Declassification

ICOS Corporation, like the proponent, is committed to good corporate governance. We believe that part of good governance involves having directors with the proper knowledge and experience to oversee our affairs. Our classified Board provides continuity and facilitates long-term planning by the Board, enhances the independence of non-employee directors, and encourages potential acquirers to negotiate transactions with the Board that are fair to all shareholders. Further, the benefits of a classified board do not come at the expense of director accountability and responsiveness.

In 1993, our shareholders demonstrated agreement with our assessment when they decided that our Board should be divided into three classes, with directors from each class elected to staggered three-year terms, to help ensure that we would always have a certain number of experienced directors available. Our shareholders’ decision has worked well for the past thirteen years, in that it balances the need to have new directors to bring fresh ideas and perspectives to the company with the need for experience on the board. In 2005, our shareholders also approved our reincorporation from Delaware to Washington in a manner that maintained the classified board.

This same non-binding shareholder proposal was submitted at our 2005 annual meeting, but failed to receive the votes that would be necessary to implement an actual declassification of our board. As discussed below, declassification of our board would require the affirmative vote of a majority of our directors, as well as the affirmative vote of the holders of at least two-thirds of our outstanding shares of Common Stock. At our 2005 annual meeting, this non-binding proposal received 54% of the votes cast (including abstentions), which was not even the affirmative vote of a third of our outstanding shares, much less the two-thirds of our outstanding shares that would be necessary to declassify the board. This vote supports the Board’s continued belief that the classified board structure is in the best interests of ICOS and our shareholders.

Continuity and Long-Term Strategic Planning.    The election of directors by classes is designed to prevent sudden disruptive changes to the composition of the board by preventing the election of an entirely new board in any one year. Under the classified structure, a majority of the board members generally will be experienced directors that have in-depth knowledge of ICOS and its business and strategies. The Board believes that directors with such understanding are better able to make fundamental decisions about our business and guide management in implementing such decisions. Three-year staggered terms allow experienced directors to evaluate projects and policies that will affect the growth and vitality of ICOS well into the future.

Independence of Non-Employee Directors.    We believe that the classified board structure enhances the independence of the non-employee directors who sit on the Board by providing them with a longer assured term of office, which allows directors to be outspoken without concern that their fellow directors must renominate them each year, and reduces management’s ability to pressure directors to act too quickly and in an uninformed manner. With three-year terms, directors do not have to continually consider an upcoming nomination for re-election the following year.

Negotiations With Potential Acquirers.    We believe that a classified board reduces our vulnerability to certain unfriendly or unsolicited takeover tactics. Because potential acquirers cannot take control of a classified board in a single shareholder meeting, potential acquirers, if any, would find it necessary to rely on arm’s-length negotiations with the Board, placing the Board in a better position to seek the best possible outcome for all shareholders. Because at least two annual meetings of shareholders generally are required to effect a change in control of the Board, classification provides the incumbent directors with adequate time to review any takeover proposal, study appropriate alternatives and negotiate the best result for all shareholders.

Accountability.    Regardless of the length of their term, our directors are required to uphold their fiduciary duties to ICOS and our shareholders. Thus, accountability depends on the selection of responsible and experienced individuals, not on whether they serve terms of one year or three years. Moreover, the Board believes that directors elected to a classified board are no less accountable to shareholders than they would be if all directors were elected annually. Since at least some directors must stand for election each year, shareholders have the annual opportunity to withhold votes from directors as a way of expressing any dissatisfaction they may have with the Board or management.

Effect of Proposal.    Approval of this non-binding shareholder proposal would not in itself eliminate the classified board. Our shareholders voted to provide for a classified board in our articles of incorporation. The Board cannot change this provision of our articles of incorporation without shareholder approval. To declassify our board, our “Continuing Directors” (as defined in our articles of incorporation) would need to approve and recommend to our shareholders such an amendment to our articles of incorporation and holders of at least two-thirds of our outstanding shares of Common Stock would need to approve such an amendment at a subsequent meeting of shareholders. As discussed above, this non-binding proposal was submitted to shareholders at our 2005 annual meeting of shareholders and received approval of less than one third of our outstanding shares.

For the foregoing reasons, the Board has determined that retention of the classified board is in the best interests of ICOS and our shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST

PROPOSAL THREE.

PROPOSAL 4: SHAREHOLDER PROPOSAL REGARDING

ENGAGEMENT WITH CERTAIN SHAREHOLDERS

The Comptroller of the City of New York, on behalf of the Boards of Trustees of the New York City Fire Department Pension Fund and the New York City Police Pension Fund, 1 Centre Street, New York, New York 10007-2341, beneficial owner as of November 14, 2005, of approximately 37,500 shares of our Common Stock, has notified ICOS that it intends to present the following resolution at the Annual Meeting.

Shareholder Proposal

WHEREAS, in 2002, United States Congress, the Securities and Exchange Commission, and the stock exchanges, recognizing the urgent need to restore public trust and confidence in the capital markets, acted to strengthen accounting regulations, to improve corporate financial disclosure, independent oversight of auditors, and the independence and effectiveness of corporate boards; and

WHEREAS, we believe these reforms, albeit significant steps in the right direction, have not adequately addressed shareholder rights and the accountability of directors of corporate boards to the shareholders who elect them; and

WHEREAS, we believe the reforms have not addressed a major concern of institutional investors – the continuing failure of numerous boards of directors to adopt shareholder proposals on important corporate governance reforms despite the proposals being supported by increasingly large majorities of the totals of shareholder votes cast for and against the proposals;

WHEREAS, the Board of Directors of our company has not adopted shareholder proposals that were supported by majority votes;

NOW, THEREFORE, BE IT RESOLVED: That the shareholders request the Board of Directors initiate the appropriate process to amend the Company’s governance documents (certificate of incorporation or by-laws) to establish an engagement process with the proponents of shareholder proposals that are supported by a majority of the votes cast, excluding abstentions and broker non-votes, at any annual meeting.

In adopting such a policy, the Board of Directors should include the following steps:

•	Within four months after the annual meeting, an independent board committee should schedule a meeting (which may be held telephonically) with the proponent of the proposal, to obtain any additional information to provide to the Board of Directors for its reconsideration of the proposal. The meeting with the proponent should be coordinated with the timing of a regularly scheduled board meeting.

•	Following the meeting with the proponent, the independent board committee should present the proposal with the committee’s recommendation, and information relevant to the proposal, to the full Board of Directors, for action consistent with the company’s charter and by-laws, which should necessarily include a consideration of the interest of the shareholders.

ICOS Statement in Opposition to the Proposal Regarding Engagement With Shareholders

“If it’s not broken, don’t fix it.” The wisdom of this truism comes in part from a recognition that “fixes” come at a cost and can have unintended consequences. There is nothing broken with ICOS Corporation or with our approach to shareholder communication.

History of Communication and Careful Deliberations.

We have a long history of open communication with shareholders (including those who submit shareholder proposals), employees and customers on matters relevant to the operation of our business. Throughout the year, our management regularly meets with significant shareholders regarding matters of concern to them, which can include shareholder proposals. In fact, during the 2005 proxy season, our management met extensively with significant institutional shareholders to discuss shareholder proposals, including the proposal to declassify our Board that is alluded to in the proponent’s statement. Because in one case it was warranted, the Chairman of our Nominating and Corporate Governance Committee attended these discussions. The tenor and content of these discussions was reported back to the full Board of Directors and incorporated into the Board’s consideration of the proposal.

In addition, as described elsewhere in this proxy statement, our Board has established a policy under which interested shareholders can send communications to the Board, to a committee of the Board and to individual directors by sending a written communication to our corporate Secretary. The Secretary will forward appropriate communication to the Board, the appropriate committee of the Board, or to individual directors. This procedure helps to ensure that our Board of Directors is accessible to hear the viewpoints of all of our shareholders, regardless of size.

The proponent asserts that “the Board of Directors of our company has not adopted shareholder proposals that were supported by majority votes.” This is not an accurate statement. Only one shareholder proposal received the affirmative vote of a majority of the votes cast. No shareholder proposal in our history has ever received the affirmative vote of a majority of our outstanding shares. The proponent indirectly refers to its own 2005 proposal recommending declassification of our Board which, while receiving the affirmative vote of 54% of the votes cast, received the affirmative vote of just 32% of our outstanding shares.

To declassify our Board of Directors, an amendment to our articles of incorporation would need to be approved by a majority of our directors, as well as the holders of two-thirds or more of our outstanding shares. Our Board of Directors has not approved or recommended declassification because, after considering the expressed views of certain shareholders and discussing the matter at meetings on December 7, 2004, January 27, 2005, July 19, 2005, December 13, 2005 and January 24, 2006, the Board continues to believe that a classified board is in the best interests of ICOS and our shareholders. Many of the reasons for this belief are outlined in our statement in opposition to Proposal Number 3. Furthermore, the shareholder vote on the non-binding 2005 declassification proposal fell far short of that which would be necessary to approve an amendment, even if the Board were to approve and recommend such a change.

Our Board has no choice but to act in accordance with its belief regarding what is in the best interest of shareholders. In fact, state law and the Board’s fiduciary duties demand that it do so. Reasonable people, including many of our valued shareholders, can disagree on the value of a classified board. In the end, the Board must act in accordance with its informed belief regarding the pros and cons of such a structure. The Board’s belief in the continued value of our classified board was formed after careful consideration. In fact, within four months after the May 2005 annual meeting, at the board meeting on July 19, 2005, the Board considered the shareholder voting on the 2005 declassification proposal and again considered its position on declassification. In reconsidering and reaffirming its viewpoint, the Board again reviewed the practices of other companies, including our peers, the positions of various constituents on the matter, specifics related to our classified board and the process for declassification, reasons to declassify and to retain the classified board, and our other takeover defenses.

With a full understanding of the history and context of the declassification proposal cited by the proponent, we hope that you will agree that our history of open communication with shareholders and careful deliberation regarding shareholder proposals shows that there is no broken process in need of fixing.

Costly and Unnecessary Procedural Requirement.

The proponent’s proposal, if adopted, would create an additional formal process that is unnecessary and duplicative of our existing practice of meeting with significant shareholders to discuss their concerns. This proposed process would impose an unnecessary and arbitrary burden on our independent directors.

We are committed to good corporate governance and the Board and its Nominating and Corporate Governance Committee routinely consider ways to maximize the Board’s effectiveness. In doing so, we are careful not to adopt practices that will elevate form over substance, as we believe is the case with this proposal.

In addition, establishing a new process for shareholder communications may not serve the interests of all of our shareholders, but may instead simply become a vehicle for special interest groups or individual shareholders to make demands that do not represent the interests of our shareholders as a whole.

Conclusion and Recommendation

Our management regularly consults with significant shareholders and reports the tenor and content of these discussions to our full Board of Directors. Our Board of Directors has met to consider every proposal that has been submitted by shareholders to determine whether the adoption of such proposal would be in the best interest of ICOS and our shareholders. In these meetings, the Board has always considered the views of the proponents and of our other shareholders, although the Board’s conclusions must and have always been based on the exercise of its fiduciary duties and its business judgment regarding the best interests of our shareholders. We will continue our commitment to open shareholder communications and to the careful consideration of every shareholder proposal. Substantively, the proposed amendment would not enhance our current practices, yet it would impose an unnecessary and arbitrary burden on our independent directors.

For the foregoing reasons, the Board has determined that this proposal is not in the best interests of ICOS and our shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST

PROPOSAL FOUR.

EXECUTIVE OFFICERS

The following persons are executive officers of ICOS. Each officer named below is expected to be reelected at the Board meeting to be held on May 11, 2006.

Name	Age	Positions and Offices with ICOS	Officer Since
Paul N. Clark	59	Chief Executive Officer, President, Chairman	1999
Leonard M. Blum	45	Senior Vice President, Sales and Marketing	2000
David A. Goodkin, M.D., F.A.C.P.	50	Senior Vice President, Development; Chief Medical Officer	2002
John B. Kliewer	36	Vice President, General Counsel, Secretary	2005
Thomas P. St. John, Ph.D.	53	Vice President, Therapeutic Development	1993
Michael A. Stein	56	Senior Vice President, Chief Financial Officer	2001
Clifford J. Stocks	47	Vice President, Business Development	1999
Gary L. Wilcox, Ph.D.	59	Executive Vice President, Operations	1993
Michele K. Yetman	41	Vice President, Human Resources	2005

The biographical summaries of Mr. Clark and Dr. Wilcox are provided above in the section entitled PROPOSAL 1: ELECTION OF DIRECTORS.

Leonard M. Blum (age 45) joined ICOS as Vice President, Marketing in June 2000 and was appointed ICOS’ Vice President, Sales and Marketing in January 2001. He was named Senior Vice President in May 2005. From August 1997 to June 2000, Mr. Blum served in various capacities for Merck Sharp & Dohme Israel, a pharmaceutical company, including Marketing Director and Business Unit Director. He joined Merck and Co. in 1987, served in several positions in the United States, and led sales and marketing teams in Germany, Israel and Switzerland. His previous experience includes service as an officer in the United States Army Special Forces and as a Corporate Financial Analyst with the Investment Banking Division at Shearson Lehman American Express, a financial services company. Mr. Blum received his M.B.A. from the Stanford Graduate School of Business and his A.B. in economics, magna cum laude, from Princeton University. He was a Fulbright Scholar in international finance at the University of Zurich.

David A. Goodkin, M.D., F.A.C.P. (age 50) joined ICOS in August 2002 as Vice President, Development and Chief Medical Officer and was named Senior Vice President in May 2005. From 1992 to 2002, Dr. Goodkin was employed in various capacities for Amgen Inc., a biopharmaceutical company, serving as Vice President, Clinical Research from 2000 to 2002. Dr. Goodkin is board certified in nephrology and internal medicine. He completed nephrology fellowships at Albert Einstein Medical Center and Temple University Health Sciences Center, and an internal medicine residency at the University of Miami. He received his medical degree from the State University of New York at Syracuse and graduated summa cum laude from Dartmouth College.

John B. Kliewer (age 36) has been Vice President and General Counsel since August 2002. In July 2003, he was appointed Secretary and, in December 2003, became Corporate Compliance Officer. Mr. Kliewer was appointed an executive officer in September 2005. From January 2000 to July 2002, he held various positions at Immunex Corporation, a biopharmaceutical company, most recently as Associate General Counsel. Prior to joining Immunex, Mr. Kliewer was an Associate at the law firm of Cravath, Swaine & Moore. Mr. Kliewer graduated summa cum laude and received his J.D. from the Georgetown University Law Center and received his bachelor’s degree from the University of Washington.

Thomas P. St. John, Ph.D. (age 53) has been Vice President, Therapeutic Development, since October 1993. Dr. St. John joined ICOS in September 1990 as Director of the Structural Cell Biology Program and became a Senior Director, Science, in July 1992. Prior to joining ICOS, Dr. St. John was a faculty member of the Fred Hutchinson Cancer Research Center in Seattle, Washington, and an affiliate faculty member in the Department of

Medicine and Department of Genetics at the University of Washington. Dr. St. John received his Ph.D. in biochemistry from Stanford University and his B.S. in biology from California Institute of Technology.

Michael A. Stein (age 56) is Senior Vice President and has been Chief Financial Officer since January 2001. From October 1998 to September 2000, Mr. Stein was Chief Financial Officer of Nordstrom, Inc., a fashion specialty retailer. From 1989 to 1998, Mr. Stein was employed in various capacities for Marriott International, Inc., a global hospitality company, and its predecessor, Marriott Corporation, serving as Chief Financial Officer from 1993 to 1998. Prior to working with Marriott, Mr. Stein spent 18 years with Arthur Andersen LLP, where he was a partner based in the firm’s Washington, D.C. office. Mr. Stein serves on the board of trustees of the Fred Hutchinson Cancer Research Center and the board of directors of Apartment Investment and Management Company and Getty Images, Inc. He is a Certified Public Accountant and received his B.S. in business administration from the University of Maryland at College Park, Maryland.

Clifford J. Stocks (age 47) has been Vice President, Business Development, since January 1999. Mr. Stocks joined ICOS in February 1992 as a Business/Corporate Development Manager and became Director, Business Development in January 1993 and Senior Director, Business Development, in January 1997. From October 1989 to September 1991, Mr. Stocks was an Associate with Booz Allen & Hamilton, a management consulting firm. Mr. Stocks received his M.B.A. from the University of Chicago Graduate School of Business and his B.S. in biology from the University of Utah.

Michele K. Yetman (age 41) has been Vice President, Human Resources since April 2002 and was named an executive officer in January 2005. Ms. Yetman joined ICOS in August 1997 as Director, Human Resources and became Senior Director, Human Resources in November 2000. From 1995 to 1997, Ms. Yetman served in a Human Resources management role with International Data Group, or IDG, a media, research and exposition company. Prior to working with IDG, Ms. Yetman spent eight years with Genetics Institute, Inc., now a division of Wyeth Pharmaceuticals. Ms. Yetman received her B.A. in Human Resources and English from the University of Michigan.

The board has established a policy under which the Nominating and Corporate Governance Committee must provide its approval prior to our executive officers commencing service on the board of directors of any public company.

EXECUTIVE COMPENSATION

The following table sets forth information regarding compensation paid by ICOS during the past three years to its Chief Executive Officer and the other four most highly compensated individuals who were serving as executive officers at December 31, 2005, or the Named Executive Officers.

Summary Compensation Table

Name and Principal Position	Year	Annual Compensation			Long-Term Compensation Awards		All Other Compensation ($) (5)
		Salary ($)	Bonus ($) (1)	Other Annual Compensation ($) (2)	Restricted Stock Award ($) (3)	Securities Underlying Options (#) (4)
Paul N. Clark Chairman of the Board, President and Chief Executive Officer	2005 2004 2003	$900,000 850,000 750,000	$809,800 825,000 —	$22,184 12,573 27,523	$2,811,196 — —	250,000 200,000 45,600	$2,718 2,718 2,718

Gary L. Wilcox Executive Vice President, Operations and Director	2005 2004 2003	525,000 500,000 480,000	226,200 191,200 —	— — —	1,639,500 — —	23,900 18,000 10,300	2,718 2,718 2,718

David A. Goodkin Senior Vice President, Development and Chief Medical Officer	2005 2004 2003	435,000 415,000 370,000	193,800 214,555 —	— — —	1,357,506 — —	87,000 36,000 10,200	1,878 1,542 1,542

Michael A. Stein Senior Vice President and Chief Financial Officer	2005 2004 2003	445,000 425,000 370,000	280,000 259,080 —	— — —	1,390,296 — —	86,000 46,500 14,100	2,718 2,718 1,878

Thomas P. St. John Vice President, Therapeutic Development	2005 2004 2003	395,000 375,000 360,000	151,200 156,900 —	— — —	821,936 — —	26,200 19,200 8,200	1,878 1,878 1,878

(1)	Amounts represent cash awards under performance-based incentive programs. For Mr. Clark, the 2005 award was based on his performance under the shareholder-approved ICOS Management Incentive Plan, or the MIP. Mr. Clark’s bonuses for 2004 and 2003, and those made to other Named Executive Officers for all periods presented, reflect amounts earned under a performance-based incentive program, or PIP, that is similar to the MIP. PIP awards for 2003 were settled with stock options, which are included in Long-Term Compensation Awards in the periods earned. See note (4) below for additional information regarding the PIP stock option grants for 2003.

(2)	Represents payments made by ICOS to, or for the benefit of, Mr. Clark for tax reimbursements, professional fees, and personal travel. The amounts shown included $8,086, $4,583 and $10,032 in tax reimbursement for 2005, 2004 and 2003, respectively, and $10,210, $7,226 and $15,000 in professional fees for 2005, 2004 and 2003, respectively. See related discussion in “EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS.”

(3)	The amount shown represents the value of restricted stock shares granted to the Named Executive Officers on July 19, 2005, based on the $21.87 closing market price of our common stock as reported on The NASDAQ National Market, less the amount paid by the Named Executive Officer to ICOS for such shares. The shares of restricted stock vest, in their entirety, five years from the date of grant for Mr. Clark, Dr. Wilcox, Mr. Stein and Dr. Goodkin, and four years from the date of grant for Dr. St. John. The Named Executive Officers have the right to receive dividends that are paid on restricted shares, if any.

The Named Executive Officers were granted the following shares of restricted stock, in July 2005, under the ICOS Corporation 1999 Long-Term Incentive Plan (Restated Plan). The year end values of the restricted stock awards are based on a per share price for our common stock of $27.63, reflecting the closing market price as reported on The NASDAQ National Market on December 31, 2005, less the amount paid by the Named Executive Officer:

	Restricted Stock Awards
	Shares granted during 2005	Value at December 31, 2005
Paul N. Clark	128,600	$3,551,932
Gary L. Wilcox	75,000	2,071,500
David A. Goodkin	62,100	1,715,202
Michael A. Stein	63,600	1,756,632
Thomas P. St. John	37,600	1,038,512

(4)	Represents options awarded to the Named Executive Officers pursuant to the periodic stock option grant program, for 2005 and 2004, and the PIP for 2003. Also includes 25,000 options awarded (in 2005) to both Mr. Stein and Dr. Goodkin upon their appointment as Senior Vice President.

PIP Stock Option Grants

PIP awards for performance in 2003 were settled with stock options. The PIP awards for performance in 2005 and 2004 were settled in cash. Stock options granted pursuant to the PIP were reported in the year earned.

Periodic Stock Option Grant Program

There were no periodic stock options granted in 2003 to the Named Executive Officers, because the periodic stock option awards that normally would have been granted in January 2003, were made in December 2002.

(5)	Reflects taxable compensation related to group term life insurance and long term disability insurance premiums paid by ICOS.

2005 Option Grants

The following table sets forth certain information regarding stock options granted to the Named Executive Officers in 2005.

Option Grants in 2005

	Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (4)
Name	Number of Securities Underlying Options Granted (#)		Percent of Total Options Granted to Employees in 2005	Exercise Price ($/Share) (3)	Expiration Date	5% ($)	10% ($)
Paul N. Clark	250,000	(1)	17%	$25.38	1/27/15	$3,990,336	$10,112,296
Gary L. Wilcox	23,900	(1)	2%	25.38	1/27/15	381,476	966,735
David A. Goodkin	62,000	(1)	4%	25.38	1/27/15	989,603	2,507,849
David A. Goodkin	25,000	(2)	2%	22.86	5/04/15	359,413	910,824
Michael A. Stein	61,000	(1)	4%	25.38	1/27/15	973,642	2,467,400
Michael A. Stein	25,000	(2)	2%	22.86	5/04/15	359,413	910,824
Thomas P. St. John	26,200	(1)	2%	25.38	1/27/15	418,187	1,059,769
Totals for:
Named Executive Officers	473,100		31%	—	—	$7,472,070	$18,935,697
All Shareholders (5)	—		—	—	—	$1,027,331,785	$2,603,460,447

(1)

Represents options granted to the Named Executive Officers pursuant to the periodic stock option grant program. Options generally expire ten years from the date of the grant or three months after termination of employment, whichever is earlier, and become exercisable in forty-eight equal monthly installments, beginning one month after the grant date. The exercise price and tax withholding obligations relating to exercise may be paid by delivery of already-owned shares or, subject to certain conditions, by offsetting the underlying shares. According to the terms of our Restated Plan, certain changes in control of ICOS would provide optionees the right to exercise their options in whole, or in part, whether or not the vesting requirements set forth in their option agreements have been satisfied. See EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS for a description of provisions regarding acceleration of vesting upon certain changes of control.

(2)	Represents options granted to Mr. Stein and Dr. Goodkin upon their respective appointments as Senior Vice President in May 2005. For description of option provisions, see Note (1) above.

(3)	The exercise price of each option is equal to the fair market value of the underlying Common Stock on the date of grant based on the closing price of our Common Stock as reported on The NASDAQ National Market.

(4)	The actual value, if any, that a Named Executive Officer or any other individual may realize will depend on the future performance of our Common Stock and overall market conditions, as well as the option holder’s continued employment through the vesting period. The realizable values presented above reflect assumed compounded annual growth rates of 5% and 10% in accordance with regulations of the SEC. These values are not intended to forecast possible future appreciation, if any, in the price of our Common Stock. There can be no assurance that the actual value realized by a Named Executive Officer or shareholder will approximate the potential realizable values set forth in the table.

(5)	The increase in the market value of the holdings of all of our shareholders over a ten-year period based on 65,046,305 shares of Common Stock outstanding as of December 31, 2005, at assumed annual rates of appreciation of 5% and 10% from a base price of $25.11 per share (which represents the weighted-average of the fair market value of the underlying Common Stock on the dates of the grants to the Named Executive Officers during 2005) would be $1,027,331,785 and $2,603,460,447, respectively. Thus, the potential realizable gain on options granted in 2005 to the Named Executive Officers represents 0.73% of the total realizable gain by all shareholders if the assumed appreciation rates of 5% and 10% are achieved. Actual gains, if any, depend on the future performance of our Common Stock and overall market conditions. The amounts reflected in the table may not be achieved.

2005 Aggregate Option Exercises and Year-End Option Values

The following table sets forth certain information regarding option exercises during 2005 and options held by Named Executive Officers as of December 31, 2005.

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Year-End (#)		Value of Unexercised In-the-Money Options at Year-End ($) (1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Paul N. Clark	—	$—	2,648,553	405,818	$1,257,662	$564,839
Gary L. Wilcox	2,002	48,609	472,224	40,710	3,046,211	41,452
David A. Goodkin	—	—	176,989	118,511	60,193	211,557
Michael A. Stein	—	—	319,970	118,710	48,844	207,656
Thomas P. St. John	23,441	457,053	310,922	43,048	1,296,110	45,441

(1)	Based on the closing price of a share of our Common Stock as reported on The NASDAQ National Market on December 31, 2005 ($27.63). There is no guarantee that, if and when these options are exercised, they will have this value.

Compensation Committee Interlocks and Insider Participation

During 2005, the Compensation Committee consisted of Messrs. Frank T. Cary, Bryson and Ferguson and Dr. Milligan. They each have no relationship with ICOS other than as directors and security holders. No member of the Compensation Committee is or was formerly an officer or an employee of ICOS. None of ICOS’ executive officers served during the year ended December 31, 2005, as a member of the compensation committee or board of directors of any entity that has an executive officer serving as a member of the Compensation Committee or Board of Directors of ICOS.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

Overview

The Compensation Committee of the Board of Directors, or the Committee, has overall responsibility for approving and evaluating ICOS’ executive compensation plans, policies and programs. This includes:

•	Evaluating the performance of ICOS’ executive officers;

•	Establishing compensation levels for ICOS’ executive officers, including the Chief Executive Officer, or CEO;

•	Establishing and administering compensation plans and incentive programs; and

•	Considering management succession and related matters.

The Committee operates pursuant to a charter (available on the ICOS website) which further articulates the Committee’s authority, duties and responsibilities.

The Committee’s current members are Vaughn D. Bryson (Chairman), James L. Ferguson and David V. Milligan. Each Committee member is an independent director and each served on the Committee during 2005. Frank T. Cary also served on the Committee during 2005. The Committee met five times during 2005.

Philosophy

The ICOS Board of Directors and Committee believe that executive compensation practices should be closely aligned with shareholders’ interests and should be competitive with what ICOS’ peer companies are offering. The Committee is guided by the following overarching objectives in determining executive compensation:

•	Attracting, retaining and motivating highly qualified executives by maintaining competitive compensation;

•	Establishing a direct link between business results, individual performance and rewards;

•	Providing incentives that motivate ICOS executives to generate outstanding corporate results and achieve key business milestones; and

•	Placing a significant portion of each executive’s total compensation package at risk and dependent on ICOS performance and creation of shareholder value.

The Committee has the authority to retain independent compensation experts to assist the Committee with respect to establishing and implementing the compensation philosophy, assessing the reasonableness of executive compensation and benefits and with respect to making specific compensation decisions. The Committee appoints, compensates, retains and oversees the work of any such retained external compensation consultant(s) and such compensation consultants report directly and solely to the Committee. Based on the recommendations of the Committee’s compensation consultants who studied and evaluated the compensatory practices of the biotechnology/pharmaceutical industry and peer group companies, it is the Committee’s philosophy to generally target ICOS executive compensation at or near the 75th percentile of the available market data for base salary and short-term annual cash incentives and at or near the 50th percentile for long-term equity incentives. The Committee believes that providing appropriate salaries, short-term cash-based incentives and long-term equity incentives at these levels is most effective for fulfilling the above objectives and attracting, retaining and motivating talented executives.

Peer Group

For 2005, the following group of peer companies was selected to assess the competitiveness of ICOS’ executive compensation: Amgen Inc., Amylin Pharmaceuticals Inc., Biogen IDEC Inc., Celgene Corporation, Cephalon Inc., Chiron Corporation, Genencor International, Inc., Genentech Inc., Genzyme Corporation, Gilead Sciences Inc., Human Genome Sciences Inc., Ilex Oncology Inc., ImClone Systems Inc., Ligand Pharmaceuticals Inc., MedImmune Inc., Millennium Pharmaceuticals Inc., Neurocrine Biosciences Inc., Onyx Pharmaceuticals Inc., OSI Pharmaceuticals Inc., Protein Design Labs, Inc. and Tularik Inc. The peer companies consist of public companies in the biotechnology and pharmaceutical industries with whom ICOS directly competes for executive talent.

For 2006, as for 2005, the peer group of companies was selected from the biotechnology and pharmaceutical industries. Compared to 2005, the following changes were made to the peer group list for 2006:

Companies Added	Companies Removed
Alkermes Inc.	Genencor International, Inc.
KOS Pharmaceuticals Inc.	Ilex Oncology Inc.
Neurocrine Biosciences Inc.	Ligand Pharmaceuticals Inc.
Transkaryotic Therapies, Inc.	Onyx Pharmaceuticals Inc.
Vertex Pharmaceuticals Inc.	Tularik Inc.

The compensation consultant concurred with the reasonableness of the Committee’s selection of peer companies.

Review of 2005 Highlights

In 2005, the Committee implemented a number of changes to ICOS’ executive compensation programs in order to ensure that such programs remain competitive. These changes were made after careful evaluation by the Committee, which included consideration of specific recommendations of various independent compensation consultants that the Committee retained during 2005.

In late 2004 and early 2005, the compensation consultant presented to the Committee its findings and recommendations based on a comprehensive study of ICOS’ executive compensation programs. The study was intended to determine the competitiveness and appropriateness of the compensation and whether ICOS’ basic compensation philosophy was being realized. The cash, equity and other elements of ICOS’ executive compensation were examined and compared to the compensation provided to similar executive positions at the peer group companies. Based on the compensation consultant’s recommendations and the recommendations of the CEO with respect to the executive officers that report to the CEO, the Committee implemented (or recommended to the Board of Directors for implementation) the following actions:

• Base Salaries and Incentive Bonuses.    Approved adjustments to the salaries of executive officers to ensure their continuing competitiveness and also approved specific performance-based annual bonuses and their targets, objectives and goals.

• Management Incentive Plan.    Adopted a Management Incentive Plan, or MIP, to permit the payment of tax advantageous short-term cash bonus incentives based on achievement of objective ICOS performance goals. The MIP was approved by ICOS shareholders in May 2005 and this can enable such MIP awards to qualify as performance-based compensation that is fully tax deductible by ICOS. The MIP also helps implement the Committee’s philosophy of providing cash-based short-term incentives in lieu of using only equity-based long-term incentives. Important elements of the MIP include company performance goals, based on shareholder-approved criteria, with objective measurable milestones that are specified in advance for each performance period as the basis for any payments made under the MIP. Bonus payments under the MIP are also based on an individual bonus target for the performance period set in advance by the Committee in writing and which are directly related to the satisfaction of the applicable performance goal(s) established by the Committee. The MIP provides that no bonus in excess of $2 million will be paid to any participant for any performance period. Further, the Committee, in its sole discretion, may reduce the amount of a participant’s bonus under the MIP to an amount below the amount otherwise payable pursuant to the MIP bonus formula. In 2005, the CEO was the sole participant in the MIP while the other executive officers participated in a performance-based incentive program that is similar to the MIP. Bonuses were paid in 2006 to the executive officers based on the Committee’s assessment of their respective 2005 performance and the degree of achievement of the target goals and objectives.

• Long-Term Incentive Plan.    Approved amendment and restatement of ICOS’ stock option plan to transform the option plan into an omnibus plan that provides for the flexibility to award other equity instruments (e.g., stock units, restricted stock and stock appreciation rights), including performance awards based on specified shareholder-approved criteria. Such revised Long-Term Incentive Plan was approved by ICOS shareholders in May 2005. The purpose of the incentive plan is to align employee interests with long-term shareholder value by granting equity awards whose value is tied to ICOS’ share price. The Committee generally determines individual grants by reference to the 50th percentile of long-term incentives of peer companies and the degree to which the individual satisfies his or her annual performance goals. In this regard, the same individual performance score used to help determine the size of an executive’s bonus is also used to determine the magnitude of his or her equity grants. Stock options granted have an exercise price equal to the fair market value of the Common Stock on the grant date, vest monthly over a four-year period and terminate after ten years or three months after termination of employment, whichever is earlier.

• Stock Ownership Policy.    Adopted a stock ownership policy (available on the ICOS website) that requires officers to own a specified multiple of their annual salary (three times for the CEO and two times for the other executive officers) in ICOS shares. Executives will generally have five years to attain the specified minimum level of ownership. This policy, which was adopted in October 2005, will facilitate greater alignment of employee interests with shareholders and will cause the executive officers to be further invested in ICOS. This policy also applies to ICOS’ non-employee directors.

• Restricted Stock Retention Grant.    In conjunction with the recommendations of the compensation consultant to diversify the equity compensation program beyond permitting only stock option grants, in July 2005, the Committee therefore decided to make a special grant of restricted stock to executive officers and key employees. Prior to this award, the Committee performed a review of key employees’ aggregate ICOS equity holdings and their underlying value and concluded that their incentive and retention value was less than optimal. This award is intended to be a retention grant as the scheduled vesting of any shares will occur after the passage of several years during which time the recipient must continue to provide services to ICOS. The size of the grant was based on a multiple of base salary and the “cliff” vesting period for executive officers ranges from four to five years.

• Change in Control Severance Plan.    Adopted a company-wide change in control severance plan comparable to what is provided by many of ICOS’ peer companies. The ICOS change in control severance plan was formally adopted in July 2005 and will provide benefits only if there is a change in control and if the participant’s employment is terminated or otherwise diminished. The potential benefits provided are a multiple of the executive’s annual base salary and bonus (three times for the CEO and two times for the other executive officers) and include health insurance continuation benefits. The Committee believes that the change in control severance plan will serve to ensure executive retention through the process of any potential future corporate transaction.

• 401(k) Plan Match.    Implementation of an ICOS match to employee 401(k) plan contributions consistent with the practices of most of ICOS’ peer companies.

Preview of 2006 Highlights

As a result of the consultant’s evaluation of ICOS’ equity compensation arrangements and the shareholders’ approval of the restated Long-Term Incentive Plan, the Committee has decided to shift the allocation of equity awards from entirely stock options to a mix of stock options and restricted stock/stock units so that executive officers will generally receive approximately 70% of the value of their equity grants in the form of stock options and 30% in the form of restricted stock/stock units. The Committee believes that this shift will serve to better retain executive talent and provide enhanced incentive value in the equity compensation program. The Committee does retain the flexibility to depart from these equity grant guidelines on an individual, case-by-case basis as necessary and to make equity awards to certain employees that reflect a different relative allocation of value between the equity instruments.

In January 2006, the compensation consultant presented to the Committee updated findings and recommendations on the compensation of the executive officers. This was based on the consultant’s annual examination of ICOS’ executive compensation relative to the peer group and its assessment of the achievement of ICOS’ compensation philosophy and objectives. The consultant determined that in most cases executive compensation was at or near the desired 75th/50th percentile and recommended changes to the compensation for those officers who were not at the desired levels.

As a result of the consultant’s findings and recommendations, the recommendations of the CEO with respect to the other executive officers, and after considering each executive’s performance, in January 2006, the Committee implemented adjustments to the base salaries of all executive officers and approved their annual cash incentive performance-based bonus targets, goals and objectives for 2006. The Committee also awarded stock options and time-based restricted stock to the Named Executive Officers covering the following number of shares:

	Stock Options	Restricted Stock
Paul Clark	155,000	55,000
Gary Wilcox	50,000	7,000
David Goodkin	55,000	8,000
Michael Stein	70,000	10,000
Thomas St. John	30,000	4,500

Compensation of the Chief Executive Officer

2005 Compensation of the Chief Executive Officer.    In establishing 2005 compensation for the CEO, the Committee considered the compensation philosophy described above, the CEO’s performance as measured against goals established by the Committee, the market data and the independent compensation consultant’s recommendations and made the following decisions:

•	Mr. Clark’s annual base salary for 2005 was set at $900,000 (an increase of 5.9% over 2004);

•	Under the MIP, a target bonus of $990,000 was established for 2005;

•	A grant of a stock option to purchase 250,000 common shares was granted under the company’s option plan (Mr. Clark’s 2004 performance score, used to determine his 2004 cash bonus, was an important factor in determining the amount of this option grant); and

•	Mr. Clark also was a participant in the special restricted stock retention grant and received an award of 128,600 restricted shares that will vest in its entirety after five years of additional service after the date of grant.

For 2005 performance, in January 2006, Mr. Clark was awarded a cash bonus under the MIP of $809,800 which was 81.8% of his 2005 target bonus. The MIP award was based on performance in achieving predetermined 2005 objectives, including: market performance goals for Cialis® (tadalafil) (e.g., total sales and market share by country); amount of the Lilly ICOS LLC profit; enrollment of the first patient in clinical studies of Cialis in patients with pulmonary arterial hypertension (PAH) and hypertension; database lock for clinical study of Cialis in patients with benign prostatic hyperplasia (BPH); completion of various preclinical milestones; fulfillment of manufacturing goals; accomplishment of particular licensing objectives; operating expenses and capital not exceeding budget by a set amount; and completion of a company-wide compliance risk assessment. Of Mr. Clark’s goals, 35% related to marketing and sales, 15% to clinical development, 20% to preclinical research, 10% to operations such as manufacturing, 10% to business development, 5% to finance and 5% to ICOS’ compliance program.

2006 Compensation of the Chief Executive Officer.    In establishing 2006 compensation for the CEO, the Committee generally followed the processes it utilized in setting the CEO’s 2005 compensation and was also aided by the use of a tally sheet which showed the CEO’s entire compensation arrangements along with the possible payouts to the CEO under various scenarios applying different hypothetical assumptions. The Committee made the following decisions:

•	Mr. Clark’s annual base salary for 2006 was set at $950,000 (an increase of 5.6% over 2005 and consistent with the 75th percentile of the peer group market data);

•	Under the MIP, a target bonus of $1,045,000 was established for 2006 based on achievement of specified objective performance goals;

•	A stock option to purchase 155,000 common shares and a restricted stock award of 55,000 shares were granted under the ICOS Long-Term Incentive Plan (Mr. Clark’s 2005 MIP performance score, used to determine his 2005 MIP cash bonus, was an important factor in determining the amount of these equity grants, which are of a value that is below the 50th percentile of the peer group market data). In order to promote a greater degree of retention, the Committee determined that the value of Mr. Clark’s 2006 equity grant be allocated approximately equally between restricted stock and stock options.

Other Benefits and Perquisites

The executive officers receive certain perquisites including coverage under ICOS’ group term life insurance and long term disability insurance for which ICOS pays the premiums. In addition, the CEO receives financial and tax planning assistance and payment of miscellaneous travel expenses. The aggregate annual incremental cost to ICOS of perquisites provided to any Named Executive Officer in 2005 did not exceed $30,000.

Policy on Section 162(m) Annual Limitations on Executive Compensation

Compensation payments in excess of $1 million per year to each of the Chief Executive Officer and the four other most highly compensated executive officers are subject to a limitation on income tax deductibility for ICOS under Internal Revenue Code Section 162(m). Certain performance-based compensation is not subject to this limitation on deductibility. It is generally intended that annual incentive compensation in excess of $1 million paid to ICOS’ named executive officers be performance based and deductible under Section 162(m). Stock options and performance-based restricted stock/stock unit grants issued under the 1999 Long-Term Incentive Plan and cash bonuses awarded under the MIP are all intended to qualify for the performance-based exception to the Section 162(m) $1 million limitation. The Committee believes that compensation paid to the ICOS named executive officers in 2005 is fully deductible under Code Section 162(m). The Committee nevertheless retains the discretion to provide compensation that potentially may not be fully deductible (such as the July 2005 restricted stock retention grants and the January 2006 periodic grant of time-based vesting restricted stock/stock units) to reward performance and/or to enhance retention/incentives.

Conclusion

The Committee has reviewed all components of the executive officers’ compensation, including salary, bonus, equity and long-term incentive compensation, perquisites and other personal benefits, and the actual projected payout obligations under potential severance and change-in-control scenarios. For 2006, a tally sheet for the CEO setting forth all the above components was prepared and reviewed affixing dollar amounts under various payout scenarios. Based on its review, the Committee finds the executive officers’ total compensation (and, in the case of the severance and change-in-control scenarios, the potential payouts) in the aggregate to be reasonable.

Submitted by the Compensation Committee of the ICOS Board of Directors.

Vaughn D. Bryson, Chairman

James L. Ferguson

David V. Milligan, Ph.D.

STOCK PRICE PERFORMANCE GRAPH

The graph below compares the cumulative total shareholder return on our Common Stock with the cumulative total shareholder return of the CRSP Total Return Index for The NASDAQ Stock Market (U.S. Companies) and the CRSP Total Return Index for The NASDAQ Pharmaceutical Stocks, the stocks of which are quoted on The NASDAQ Stock Market and the Primary Standard Industrial Classification Code Number of which is 283, Pharmaceutical Companies. Upon request, we will provide to shareholders a list of companies that comprise The NASDAQ Pharmaceutical Stock Index. Stock price performance shown for ICOS is historical and not necessarily indicative of future price performance.

Comparison of Cumulative Total Return Among ICOS Corporation,

the CRSP Total Return Index for the NASDAQ Stock Market (U.S. Companies)

and the CRSP Total Return Index for the NASDAQ Pharmaceutical Stocks (1)

	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05
ICOS Corporation	$100	$111	$45	$79	$54	$53
CRSP Total Return Index for The Nasdaq Stock Market (U.S. Companies)	$100	$79	$55	$82	$89	$91
CRSP Total Return Index for The Nasdaq Pharmaceutical Stocks	$100	$85	$55	$81	$86	$95

(1)	Assumes $100 was invested on December 31, 2000 in our Common Stock, the CRSP Total Return Index for The NASDAQ Stock Market (U.S. Companies) and CRSP Total Return Index for The NASDAQ Pharmaceutical Stocks. Total return performance for the CRSP Total Return Index for The NASDAQ Stock Market (U.S. Companies) and the CRSP Total Return Index for The NASDAQ Pharmaceutical Stocks is weighted based on the market capitalization of the firms included in each index and assumes that dividends are reinvested. The CRSP Total Return Index for The NASDAQ Stock Market (U.S. Companies) and CRSP Total Return Index for The NASDAQ Pharmaceutical Stocks are produced and published by the Center for Research in Security Prices at the University of Chicago, Graduate School of Business, 725 South Wells Street, Suite 800, Chicago, Illinois 60607.

REPORT OF THE AUDIT COMMITTEE

The Board of Directors has determined that members of the Audit Committee of the Board of Directors are independent, as that term is defined in Rule 4200(a)(15) of the NASD Marketplace Rules, and carry out their responsibilities in accordance with an Audit Committee charter updated on January 24, 2006. The Board of Directors may amend this charter at any time, in which case the most current version will be available on our website at http://www.icos.com. The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2005 with ICOS’ management. In addition, the Audit Committee has discussed with ICOS’ independent registered public accounting firm, KPMG LLP, all of the matters required by the Statement on Auditing Standards No. 61, “Communication with Audit Committees” and U.S. generally accepted auditing standards. The Audit Committee has received the written disclosures and the letter from KPMG required by Independence Standards Board Standard No. 1, and has discussed with KPMG their independence. Based on these discussions and reviews, the Audit Committee recommended to ICOS’ Board of Directors that the audited financial statements, for the year ended December 31, 2005, and the audited assessment of internal control over financial reporting be included in ICOS’ Annual Report on Form 10-K for 2005. The Committee also evaluated the performance of KPMG and recommended to the Board of Directors that KPMG be selected as ICOS’ independent registered public accounting firm, to audit and report on ICOS’ financial statements for the year ending December 31, 2006 and ICOS’ internal control over financial reporting as of December 31, 2006.

Submitted by the Audit Committee of the Board of Directors.

Teresa Beck, Chairperson

James L. Ferguson

Robert W. Pangia

CORPORATE GOVERNANCE

Current copies of the following materials related to our corporate governance policies and practices are available publicly on our website at http://www.icos.com.

•	Restated Articles of Incorporation

•	Amended and Restated Bylaws

•	Audit Committee Charter

•	Compensation Committee Charter

•	Nominating and Corporate Governance Committee Charter

•	Code of Conduct (applicable to directors, officers and employees)

•	Corporate Compliance Program Summary

•	Director and Officer Equity Holding Policy

•	Independent Auditor Services and Fees Pre-Approval Policy

Copies may also be obtained, free of charge, by writing to: Vice President, General Counsel and Secretary, 22021 – 20th Avenue S.E., Bothell, Washington 98021.

The Board of Directors has also established a policy under which interested shareholders can send communications to the Board of Directors, a committee of the Board of Directors and to individual directors pursuant to which shareholders may send written communication to the Secretary, ICOS Corporation, 22021 –

20th Avenue S.E., Bothell, Washington 98021. The Secretary will forward appropriate communication to the Board of Directors, the appropriate committee of the Board of Directors, or to individual directors. The Secretary, in consultation with the Chairman of the Board, will determine which communications are appropriate. The Board of Directors has established a policy requiring each Board member to attend ICOS’ Annual Meeting of Shareholders except for absences due to causes beyond the reasonable control of the director. There were ten directors at the time of the 2005 Annual Meeting of Shareholders and all ten attended the meeting.

Dr. Milligan has been appointed the lead director of the Board of Directors and, in that role, chairs executive sessions of the independent directors. Executive sessions of independent directors are scheduled for each Board meeting. Any independent director may request that additional executive sessions be scheduled. Dr. Milligan also serves as the liaison between the Chairman of the Board and the independent directors on issues discussed in executive session. Dr. Milligan’s other duties and responsibilities as lead director include advising the Chairman of the Board as to the quality, quantity and timeliness of the flow of information from management that is necessary for the independent directors to effectively and properly perform their duties and acting as the spokesperson for the independent directors in matters dealing with the press and public.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND

CHANGE IN CONTROL ARRANGEMENTS

Change in Control Severance Plan

In 2005, ICOS adopted a Change in Control Severance Plan, or the CIC Plan. All executive officers have been affirmatively selected to participate in the CIC Plan and all such officers have executed a Change in Control Severance Agreement with ICOS.

A participating executive officer may be entitled to receive a cash severance payment in an amount equal to two times the sum of the officer’s annual base salary and annual target bonus if, within the 18 months after the occurrence of a change in control of ICOS, either: (i) the officer resigns his or her employment for good reason; or (ii) ICOS terminates the officer’s employment for any reason other than just cause, death or total disability (as such terms are defined in the CIC Plan or Agreement). In the event of such a termination of employment, ICOS will also provide continuing group health coverage to the officer for up to 24 months. All payments and benefits provided under the terms of the CIC Plan are conditioned on the officer’s continuing compliance with the CIC Plan and their individual Agreement, and the effectiveness of the officer’s signed release of claims and covenant not to sue. Pursuant to the individual Agreements, to the extent that an executive receives any cash severance and/or health coverage benefits under another ICOS plan, program, agreement, policy, practice or the like, his or her severance payments and benefits under the CIC Plan will be correspondingly reduced (but not below zero).

The CIC Plan benefits for our Chairman, President and Chief Executive Officer, Paul N. Clark, are generally the same as the above benefits for officers with the exception that Mr. Clark can receive a cash severance payment of three times the sum of his annual base salary and annual target bonus and his continuing health coverage can extend for up to 36 months after termination of employment. In addition, Mr. Clark is eligible to receive payment to cover any golden parachute excise taxes. The CIC Plan benefits will be coordinated with Mr. Clark’s employment agreement (described below), so that Mr. Clark can elect to receive either these CIC Plan benefits or the cash/health continuation benefits under the employment agreement, but not both.

Employment Agreement Between ICOS Corporation and Paul N. Clark

On June 11, 1999, ICOS entered into an employment agreement with Paul N. Clark, in which he agreed to serve as President and Chief Executive Officer of ICOS, be elected a director of ICOS, and have overall charge of and responsibility for the business and affairs of ICOS. Mr. Clark’s employment agreement was initially for a term of five years. However, starting with the second anniversary of the agreement, it is now extended under a daily three-year “evergreen” feature such that the remaining term of the agreement will always be at least three years unless either party gives notice of discontinuation of the “evergreen” feature. The agreement established Mr. Clark’s initial annual salary, subject to future increases at the sole discretion of the Board of Directors, and Mr. Clark was granted a ten-year stock option to purchase 1,500,000 shares of Common Stock. In addition, subject to certain limitations, the agreement also provides that Mr. Clark will be granted certain replacement stock options in the event that the exercise of the 1,500,000 share option, the exercise of a previously granted replacement stock option, or the payment of taxes related to such exercises is affected by the surrender of other Common Stock held by Mr. Clark.

The agreement also obligates ICOS to reimburse Mr. Clark for certain travel and temporary living expenses, relocation services, professional fees and certain taxes incurred by, or for the benefit of, Mr. Clark under the agreement.

In the event of termination of employment by ICOS without cause, or by Mr. Clark for good reason, the agreement also provides that (a) the 1,500,000 share option will be exercisable over the next two years, (b) any additional stock options, restricted stock or performance shares granted to Mr. Clark will likewise become fully vested, (c) health care benefits for Mr. Clark and his dependents will continue for three years after the date of termination or until Mr. Clark receives substantially the same health care benefits from another employer, whichever occurs first, and (d) subject to certain restrictions, Mr. Clark will have the option of receiving (i) continuing payments of his then current annual salary plus an annual payment equal to his most recent annual performance cash bonus target (or most recent cash bonus payment) for a period of three years, or (ii) a lump sum representing such salary continuation and bonus payment based on a 6% annual discount factor.

Employment Agreement Between ICOS Corporation and Gary L. Wilcox

In September 1993, ICOS entered into a four-year employment agreement with Gary L. Wilcox pursuant to which Dr. Wilcox was employed as a senior executive officer of ICOS and nominated for election to the Board of Directors. According to the terms of the agreement, Dr. Wilcox’s employment is automatically renewed for successive one-year terms upon expiration of the initial four-year employment period, unless notice of nonrenewal is given. In the event that ICOS terminates Dr. Wilcox’s employment without cause or Dr. Wilcox terminates the agreement for good reason, Dr. Wilcox will receive severance pay through the end of the one-year term. The severance pay is based on his then current annual salary and may be reduced under certain circumstances. In addition, any benefits that may be paid to Dr. Wilcox under his employment agreement would have the effect of reducing the amount of benefits due to him under the CIC Plan.

Change in Control Arrangements

In 2005, the ICOS stockholders approved the amendment and restatement of the ICOS Corporation 1999 Long-Term Incentive Plan, or the Restated Plan. Employees (including executive officers), directors and consultants of ICOS, its subsidiaries and affiliates are eligible to participate in the Restated Plan and receive awards. The Restated Plan provides that such eligible participants can receive discretionary awards of: (i) stock option grants and (ii) other equity-based awards, including grants of stock, stock units and stock appreciation rights. In addition, the Named Executive Officers also hold outstanding stock options that were granted under the predecessor 1999 Stock Option Plan and 1989 Stock Option Plan (or, together with the Restated Plan, the Equity Plans).

Generally, in the event of a change in control, merger or comparable corporate transaction (as such terms are defined in the respective Equity Plans), an executive officer’s outstanding equity awards will fully vest if such awards are not assumed, substituted or otherwise replaced by the acquirer or successor. An award may also at the time of grant or any time thereafter, in the discretion of the Equity Plan’s administering committee, provide for acceleration of vesting upon a change in control or due to other events. In addition, under the award agreement that is generally provided to each executive officer covering their individual award(s), the total number of then unvested shares of common stock subject to awards assumed or otherwise continued after a change in control or comparable corporate transaction will become fully vested if, within two years after the change in control, the officer’s employment is terminated (i) without cause by the company or (ii) by the officer for good reason (as such terms are defined in the respective Equity Plans). In addition to these general terms, Mr. Clark’s employment agreement provides for accelerated vesting of his equity awards if his employment is terminated by ICOS without cause, or if he terminates his employment for good reason.

PROPOSALS OF SHAREHOLDERS FOR 2007 ANNUAL MEETING

An eligible shareholder who wishes to have a qualified proposal considered for inclusion in the proxy materials for the 2007 Annual Meeting of Shareholders must send such proposal to ICOS’ Secretary. The qualified proposal must be received at ICOS’ principal executive offices no later than November 23, 2006.

Any shareholder who intends to nominate candidates for election as directors or present a proposal at the 2007 Annual Meeting of Shareholders pursuant to ICOS’ amended and restated bylaws, without inclusion of such proposal in ICOS’ 2007 proxy materials, is required to provide notice of such proposal to ICOS. Notice must be received by the Secretary not earlier than 90 days and not later than 60 days prior to the 2007 Annual Meeting of Shareholders. ICOS’ amended and restated bylaws provide that any matter to be presented at the 2007 Annual Meeting of Shareholders must be proper business to be transacted at an Annual Meeting of Shareholders and must have been properly brought before such a meeting, pursuant to ICOS’ amended and restated bylaws. Copies of the pertinent provisions of the amended and restated bylaws are available upon request submitted to the Secretary, 22021 – 20th Avenue S.E., Bothell, Washington 98021.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires ICOS’ directors and executive officers, and persons who own more than 10% of a registered class of securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of ICOS. Officers, directors and greater-than-10% beneficial owners are required by SEC regulations to furnish ICOS with copies of all Section 16(a) reports they file. Based solely on its review of the copies of reports furnished to ICOS, or written representations that no reports were required, ICOS believes that all filing requirements under Section 16(a) applicable to its officers, directors and greater-than-10% beneficial owners were timely made with respect to ICOS’ fiscal year ended December 31, 2005.

OTHER BUSINESS

As of the date of this Proxy Statement, ICOS knows of no other business to be presented at the Annual Meeting. If any other business properly comes before the Annual Meeting, it is intended that the shares represented by proxies will be voted with respect thereto in accordance with the best judgment of the persons named as proxies in the accompanying proxy card.

ANNUAL REPORT ON FORM 10-K

A copy of ICOS’ Annual Report on Form 10-K for the year ended December 31, 2005, is being mailed to ICOS’ shareholders concurrently with this Proxy Statement, the proxy card and the Notice of 2006 Annual Meeting of Shareholders. Shareholders not receiving a copy of the Annual Report on Form 10-K may obtain one without charge by submitting a written request to the Investor Relations Department at ICOS’ principal executive offices or by accessing a copy through our website at http://www.icos.com.

BY ORDER OF THE BOARD OF DIRECTORS

John B. Kliewer
Secretary

March 16, 2006

Bothell, Washington

PROXY

This Proxy is Solicited on Behalf of the Board of Directors

ICOS Corporation

22021 – 20th Avenue S.E., Bothell, Washington 98021

The undersigned hereby appoints Paul N. Clark, Gary L. Wilcox and David V. Milligan as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of ICOS Corporation held of record by the undersigned on March 7, 2006, at the Annual Meeting of Shareholders to be held on May 11, 2006, or any adjournments or postponements thereof.

(Continued, and to be marked, dated and signed on the other side.)

Address Change/Comments (Mark the corresponding box on the reverse side.)

FOLD AND DETACH HERE

The Board of Directors recommends a vote “FOR” the nominees in Item 1.

1. ELECTION OF DIRECTORS

Class 1

01 James L. Ferguson

02 Robert J. Herbold

03 David V. Milligan, Ph.D.

FOR all nominees listed below

WITHHOLD AUTHORITY to vote for all nominees listed below

(INSTRUCTION: To withhold authority to vote for any individual nominee strike a line through the nominee’s name.)

Please Mark Here for Address Change or Comments

SEE REVERSE SIDE

The Board of Directors recommends a vote “FOR” Item 2.

2. PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2006.

The Board of Directors recommends a vote “AGAINST” Item 3.

3. SHAREHOLDER PROPOSAL REGARDING BOARD DECLASSIFICATION

The Board of Directors recommends a vote “AGAINST” Item 4.

4. SHAREHOLDER PROPOSAL REGARDING ENGAGEMENT WITH CERTAIN SHAREHOLDERS

5. IN THEIR DISCRETION THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR Items 1 and 2 and AGAINST Items 3 and 4.

Signature Signature Date

Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

FOLD AND DETACH HERE